Exhibit 99.1

The following audited financial statements as of and for the year ended December 31, 2007 and 2006 are set forth on the pages indicated below:

Page Number

Report of Independent Registered Public Accounting Firm	F - 2

Consolidated Balance Sheets	F - 3

Consolidated Statements of Operations	F - 4

Consolidated Statements of Stockholders’ Equity	F - 5

Consolidated Statements of Cash Flows	F - 6 to F - 7

Notes to Consolidated Financial Statements	F - 8 to F - 11

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Universal Fog, Inc.
Harbin City
Heilongjiang Province, People’s Republic of China

We have audited the accompanying balance sheet of Universal Fog, Inc. as of December 31, 2007, and the related statements of operations, cash flows, and changes in stockholders’ equity for each of the two years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Fog, Inc. as of December 31, 2007 and the results of its operations and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONE & BAILEY, PC

www.malone-bailey.com
Houston, Texas

May 5, 2008

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

Total Assets	$0

Total Liabilities	0

Stockholders’ equity

Preferred stock, $.0001 par value, 6,000,000authorized, none issued and outstanding
Common stock, $.0001 par value,
300,000,000 shares authorized,
44,694,634 shares issued and outstanding	4,469
Preferential Dividend—Tom Bontems	(442,057)
Additional paid-in capital	1,113,424
Accumulated deficit	(675,836)

Total stockholders’ equity	0

Total Liabilities and Stockholders’ Equity	$0

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

General and administrative expense	97,396	101,680

Settlement of lawsuit (Note 3)	-	82,398

Loss from continuing operations	(97.396)	(184,078)

Income from discontinued operations	62,498	18,528

Net Loss	$(34,898)	$(165,550)

Net income (loss) per share: Basic and Diluted

Continuing operations	(0.00)	(0.00)
Discontinued operations	0.00	0.00
Total	$(0.00)	$(0.00)

Weighted average common shares outstanding, basic and diluted	44,694,634	38,652,300

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Edmons 6, Inc. (New UFI)
		Preferred Stock		Common Stock		Treasury Stock		Paid In	Retained
Date	Description	No.	$	No.	$	No.	$	Capital	Earnings	Total

	Balance at 12/31/05	4,000,000	400	38,652,300	3,865	(300,000)	(38,678)	903,614	(475,388)	393,813

1/1/2006	Issuance of treasury stock shares to D. Hahn-Boisvert for cash at $.25 per share					12,000	3,000			3,000

1/1/2006	Issuance of treasury stock shares to EFIC Services Corp. for cash at $0.25 per share					40,000	10,000			10,000

1/9/2006	Issuance of treasury stock shares to R. Palazzetti for cash at $.25 per share					40,000	10,000			10,000

3/31/2006	Issuance of treasury stock shares to D. Mckee for cash at $.086 per share					208,000	15,678	2,294		17,972

12/1/2006	Issuance of commons stock shares to H. Ewing for cash at $.25 per share			40,000	4			9,996		10,000

12/31/2006	Net loss								(165,550)	(165,550)

	Balance at 12/31/06	4,000,000	400	38,692,300	3,869	-	-	915,904	(640,938)	279,235

3/22/2007	Issuance of common stock shares to Brian Hahn to settle lawsuit			1,900,000	190			94,810		95,000

7/15/2007	Issuance of common stock for services			102,334	10			4,732		4,742

9/14/2007	Conversion of preferred stock to
	common stock	(4,000,000)	(400)	4,000,000	400			-		-
9/14/2007	Preferential Dividend							(442,057)		(442,057)
12/31/2007	Equity Contribution							97,978		97,978
12/31/2007	Net loss								(34,898)	(34,898)

	Balance at 12/31/2007	-	-	44,694,634	4,469			671,367	(675,836)	-

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Cash flows from operating activities:
Net loss	$(34,898)	$(165,550)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	11,765	21,666
Provision for uncollectible accounts		17,055
Gain on sale of asset	-	(2,125)
Common stock issued for services	4,742	-
Loss contingency accrual	-	82,398
Changes in operating assets and liabilities:
Accounts receivable, trade	(5,003)	30,883
Inventory	(1,539)	(12,901)
Other assets	(5,426)	(980)
Accounts payable, trade	(61,054)	23,429
Accrued expenses	-	(31,494)
Net cash provided by operating activities	(91,413)	(71,729)

Cash flows from investing activities:

Purchase of equipment	-	(316)
Repayment of employee advances	-	-
Sale of equipment	-	13,000
Net cash provided by (used in) investing activities	-	12,684

Cash flows from financing activities:

Proceeds from issuance of common stock	-	10,000
Proceeds from sale of treasury stock	-	40,972
Repayment of note payable	-	(3,839)
Advances from stockholders	104,210	22,086
Repayment of stockholder advances	(22,553)	(45,277)
Net cash provided by/(used in) financing activities	81,657	23,942

Net increase/(decrease) in cash	(9,756)	(35,103)

Cash at beginning of year	9,756	44,859

Cash at end of year	$0	$9,756

The accompanying notes are an integral part of the consolidated financial statements.

Supplemental Cash Flows Disclosures

	2007	2006

Interest paid	$-	$12,528

Income taxes paid	$-	$-

Non-Cash Investing and Financing Activities

	2007	2006

Common stock issued to settle lawsuit	$95,000	$-
Common stock issued for services	4,742
Transfer of assets & liabilities to Universal Fog Systems, Inc	442,057

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11, 1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger) with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company manufactures misting systems for outdoor cooling in Arizona and distributes its products to commercial and residential customers throughout the United States

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements include the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Upon completion of the reverse merger, the financial statements became those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

The consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered an operating loss and it has substantially no cash. These conditions, among others, give rise to substantial doubt about the Company’s ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its various activities. Management has also eliminated or reduced unnecessary costs. However, there is no assurance that steps taken by management will meet the Company’s needs or that it will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certain prior year numbers are reclassified to conform to current year presentation.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash flows

For purposes of the consolidated statements of cash flows, cash includes demand deposits, time deposits, short-term cash equivalent investments with original maturities of less than three months and cash management money market funds available on a daily basis.

Net loss per share

Basic loss per share amounts are computed by dividing the net loss by the weighted average number of common stock shares outstanding. For the years ended December 31, 2006 and 2007, basic loss per share amounts is based on 38,652,300 and 44,694,634 weighted-average number of common stock shares outstanding.

Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Stock based incentive program

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma  disclosure is no longer an alternative. The new standard was effective for the Company in the quarter ended March 31, 2006. The adoption of this standard did not have a material impact on its consolidated financial statements.

Recent accounting pronouncements

The Company does not think the recent accounting pronouncements would have a material impact on its financial statements.

2.        CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder.  As a part of the share exchange agreement, these shares were returned to the Company. See Note 4 and 5 for the exchange agreement.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors.

Treasury stock

The Company made a private placement to a shareholder where the shareholder purchased 2,000,000 shares of the Company’s common stock for $100,000 or $0.05 per share.

$48,500 was tendered at the time of purchase and $12,822 was paid through payment of an outstanding invoice leaving a subscription receivable balance due of $38,678. The share certificate was tendered prior to the receipt of the remaining funds.

On December 5, 2005, in a negotiated transaction, the shareholder tendered 300,000 common stock shares in exchange for the remaining balance of the subscription receivable in the amount of $38,678. These shares were recorded as Treasury Stock in the amount of $38,678.

During the first quarter of 2006, the Company sold 300,000 shares of treasury stock for an aggregate amount of $40,972.

Stock options, warrants and other rights

As of December 31, 2006, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

3.        COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2006, the Company was not obligated under any capital or operating lease agreements.

Legal matters

The Company is subject to legal proceedings that arise in the ordinary course of business.

On January 16, 2005, Brian Hahn, Chief Operating Officer, presented a proposed employment contract for the Board of Directors approval. The Board, by unanimous vote, declined to approve the contract and, as part of a cost containment process, terminated Mr. Hahn’s services to the Company. Mr. Hahn filed suit alleging a contractual violation and requesting cash damages of $63,453 and common stock in the amount of 3,458,295 shares. As of December 31, 2005, the Company accrued a loss contingency of $12,602 relating to this matter. As of December 31, 2006, an additional loss contingency of $82,398 was accrued to reflect a settlement agreement which was reached on March 22, 2007.

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

4.          RELATED PARTY TRANSACTIONS

Stockholders

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2006, the Company owed its majority stockholder $48,174 from advances, net of repayments, made in prior years. During the year ended December 31, 2006, additional advances of $22,086 were made and the Company repaid $45,277 of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

In connection with a Securities Purchase Agreement, dated September 10, 2007 (the “Securities Purchase Agreement”), in which Sun, Xin acquired 24,061,745 shares of common stock of UFI for a purchase price of $500,000 from Tom Bontems, UFI and Universal Fog Systems, Inc., an Arizona corporation which is wholly owned by Tom Bontems (“UFSI”), entered into an Asset Purchase and Sale Agreement., also dated September 10, 2007 (the “APSA”).  Pursuant to the ASPA,  UFSI agreed to acquire all of the assets and assume all of the liabilities of UFI for no additional consideration than entering into the Securities Purchase Agreement and a Share Exchange Agreement, pursuant to which, as described in the Ongoing Transaction note to the Notes to our Financial Statements, a company known as China Health Industries Holdings Limited and its wholly owned subsidiary, Harbin Humankind Biology Technology Co. Limited, agreed to enter into a reverse merger with UFI.

5.        INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to the Company’s merger with Edmonds 6, Inc. (Note 1), the Company was treated for federal and state income tax reporting purposes as an S corporation whereby its income/loss was taxed directly to its stockholder and corporate level income taxes were not paid. After May 9, 2005, the Company was no longer treated as an S corporation and is subject to federal and state income taxes. As of December 31, 2006, the Company has a net operating loss attributable to the period from May 9, 2005 through December 31, 2006 of approximately $633,697 available to offset future taxable income, which will expire in 2026.

Since the Company’s main business endeavor has been or will be transferred to Universal Fog Systems, Inc., it is more likely than not that the net operating loss will not be available to the survivor of the proposed reverse merger.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company’s effective tax rate for each of the years ended December 31, 2007 and 2006 is as follows.

Tax benefits computed	2007	2006
At statutory rate	0	$(56,287)
Increase in valuation allowance	0	(56,287)

Tax attributable to NOL benefit		$-

The Company uses the accrual method of accounting for income tax reporting purposes. Significant components of the Company’s deferred tax assets (benefits) and liabilities are summarized below.

Deferred tax assets:	2007	2006
Net operating loss carry forward	0	$210,974
Allowance for doubtful accounts	0	5,276
Less valuation allowance	0	(216,250)

Deferred tax liabilities:
Depreciation differences		-
Net deferred tax assets		$-

UNIVERSAL FOG, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

6.           CHANGE IN CONTROL

As more fully described in the 8-K filed on September 14, 2007, Sun Xin purchased 22,000,545 shares of common stock and 4,000,000 shares of convertible preferred stock owned by Tom Bontems for $500,000.  In addition, the 4,000,000 shares of convertible preferred stock were subsequently cancelled and reissued 2,061,200 common shares to Sun Xin and 1,938,800 common shares to Tom  Bontems.

Simultaneously, under the terms of an asset purchase and sale agreement executed the same day, Universal Fog Systems, Inc. assumed all of the liabilities of Universal Fog, Inc. and these liabilities were removed from the Company’s balance sheet.  Subject to the conditions set forth in the asset purchase and sale agreement, a second closing will take place within 90 days, at which time the assets of Universal Fog, Inc. will be transferred to Universal Fog Systems, Inc. Conditions precedents to the second closing include a reverse split of the common stock of Universal Fog, Inc. and the acquisition by Universal Fog, Inc. of Harbin Humankind Biology Technology Co. Limited. Sun Xin acquired 53.8 % of the common stock of Universal Fog, Inc.

Under the terms of the purchase and sale agreement, even though the transfer of the assets is not closed yet, Universal Fog Systems, Inc was assigned the right to manage the assets of the Company and is bearing the gain or loss of the operations after the close of the transfer of the liabilities. As a result, the Company lost control of its assets upon transferring the liabilities. For accounting purposes, the sale of assets already occurred even though transaction is not legally closed yet.

As a result, all assets and liabilities are deemed to be transferred to Universal Fog Systems, Inc as of September 14, 2007. Since Universal Fog Systems, Inc is owned by the principal owner of the Company (Tom Bontems), the transaction is deemed to be between entities under common control. As a result, no gain or loss are recognized and the difference between the assets and liabilities transferred are recorded as preferential dividends to principal shareholder in the stockholders’ equity section.

As a result of the transaction, discontinued operations was presented in the income statements.

7.            Ongoing Transactions

On October 19, 2007, the Board of Directors approved a 1:20 reverse stock split of the Company’s common stock.  A written consent was approved by the shareholders owning a majority of the shares, which consent provides that the Company shall have the authority to amend our certificate of incorporation to effect a 1:20 reverse stock split of our common stock.  A Preliminary Information Statement was filed with the Commission on October 23, 2007, and is undergoing a review by the staff of the Commission. The authorized common shares will remain at 310,000,000 of which 6,000,000 will remain as authorized preferred shares.

On October 15, 2007, the Company entered in to a Share Exchange Agreement to acquire 100% of the share capital of China Health Industries Holdings Limited which owns 100% of the share capital of Harbin Humankind Biology Technology Co. Limited.  Pursuant to the agreement, the Company will acquire one hundred percent (100%) of all of the issued and outstanding share capital from Sun Xin in exchange for 60,000,000 shares of Universal Fog, Inc. common stock.